Exhibit 99.1

Contact: Connie Beck, VP & CFO

Nortech Systems Incorporated

(952) 345-2244

or

Warren Djerf

Brookside Communications Group

(952) 920-3908 or warren@brookcomm.net

May 15, 2019

Nortech Systems Reports First Quarter Results

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of design and manufacturing solutions for complex electromechanical products, reported net sales of $28.2 million for the first quarter ended March 31, 2019, compared with $26.4 million for the first quarter of 2018.

Operating loss for the first quarter of 2019 was $104,000, which compares with an operating loss of $120,000 for the first quarter of 2018. Net loss for the first quarter of 2019 was $363,000, or $0.14 per diluted common share. This compares with a net loss for first quarter of 2018 of $391,000, or $0.14 per diluted common share.

The mission of Nortech Systems is to be the most trusted, innovative, and nimble design and manufacturing services and solutions provider, while taking great care of its employees, customers, and supplier partners.

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets.  Its design services span concept development to commercial design, and include software, electrical, mechanical, and biomedical engineering.  Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia.  Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS.  Nortech’s website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED
	MARCH 31,
	Unaudited	Unaudited
	2019	2018

Net Sales	$28,165	$26,447

Cost of Goods Sold	25,204	23,419

Gross Profit	2,961	3,028
	10.5%	11.4%

Operating Expenses
Selling Expenses	761	1,039
General and Administrative Expenses	2,304	2,109
Total Operating Expenses	3,065	3,148

Loss From Operations	(104)	(120)

Other Expense
Interest Expense	(245)	(172)

Loss Before Income Taxes	(349)	(292)

Income Tax Expense	14	99

Net Loss	$(363)	$(391)

Loss Per Common Share - Diluted	$(0.14)	$(0.14)

Weighted Average Number of Common Shares Outstanding - Diluted	2,659,859	2,720,609

Condensed Consolidated Balance Sheets

(in thousands)

	MARCH 31, 2019	DECEMBER 31, 2018
	Unaudited	Audited
Cash	$310	$480
Restricted Cash	427	467
Accounts Receivable	23,092	20,093
Inventories	15,984	17,004
Contract Assets	8,584	6,431
Prepaid Expenses and Other Current Assets	2,133	1,381
Property and Other Long-term Assets	9,886	10,178
Goodwill and Other Long-term Assets, Net	9,260	3,926
Total Assets	$69,676	$59,960

Accounts Payable	$21,140	$18,142
Other Current Liabilities	7,004	6,750
Long Term Line of Credit	11,294	9,264
Long-term Debt and Other Long-term Liabilities	9,308	4,714
Shareholders’ Equity	20,930	21,090
Total Liabilities and Shareholders’ Equity	$69,676	$59,960